Exhibit 99.1
CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Global Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

Hill-Rom Appoints James Saccaro Chief Financial Officer

BATESVILLE, Ind., December 2, 2013 /PRNewswire/ -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced today the appointment of James “Jay” Saccaro as Senior Vice President and Chief Financial Officer.  He will join Hill-Rom on December 30.

Saccaro joins Hill-Rom from Baxter International, Inc., where he held positions of increasing responsibility over his 11-year career.  He most recently served as Vice President and Global Franchise Head of Specialty Pharmaceuticals, a $1.5 billion business consisting primarily of anesthesia and nutritional products.  From 2011-2013, Saccaro served as Corporate Vice President and Treasurer and, before that, was the Vice President of Finance for Baxter's Europe, Middle East and Africa business.  He held a number of other strategic planning and finance positions during his tenure at Baxter.

“Jay brings to Hill-Rom a proven record of delivering strong financial and operating results and extensive experience leading global health care teams,” said John Greisch, President and Chief Executive Officer, Hill-Rom.  “He is an outstanding addition to our leadership team as we continue to pursue our growth strategy and deliver increased value for our shareholders.  We are delighted to have him on board.”

Saccaro holds two degrees from Stanford University – a Bachelor of Arts degree in Economics and a Master of Science degree in Engineering and Economic Systems.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, surgical products and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com